                                                                   EXHIBIT 10.21

                             SUBLICENSE AGREEMENT
                             --------------------

          THIS SUBLICENSE AGREEMENT is made as of July 30, 1999 (the "Effective Date") between SPECTRUMEDIX CORPORATION, a Delaware corporation having a principal place of business at 2124 Old Gatesburg Road, State College, Pennsylvania 16803 (the "Company"), and THE PERKIN-ELMER CORPORATION, a New York corporation having a place of business at 850 Lincoln Centre Drive, Foster City, California 94404 (the "Sublicensee").

          1.   Background.

          1.1 The Company has a valid license to the Sublicensed Patents (as hereinafter defined).

          1.2 Sublicensee wishes to acquire a sublicense to the Sublicensed Patents, for the purpose of undertaking development, manufacture, use, sale, offer for sale and importation within the Sublicensed Territory of Sublicensed Products in the Sublicensed Field of Use (as defined below).

          2.   Definitions.
               -----------

          2.1     "Sublicensed Patents" means (i) U.S. Patent Nos. 5,741,411 and
                   -------------------
5,582,705, (ii) any foreign counterpart of any of the patents listed in item
(i), and (iii) any continuations, divisions, reissues, reexaminations and patent term extensions of any of the patents listed in items (i) and (ii).

          2.2     "Sublicensed Product" means any product or part thereof, the
                   -------------------
manufacture, use, sale, offer for sale or importation of which would, but for the sublicense granted herein, infringe a valid claim of an issued, unexpired Sublicensed Patent. Sublicensed Product shall include any instruments or machines a component of which is itself a Sublicensed Product. A claim of an issued, unexpired Sublicensed Patent shall be presumed to be valid unless and until it has been finally held to be unpatentable by a judicial or administrative agency.

          2.3     "Net Sales" means the aggregate gross revenues received by the
                   ---------
Sublicensee or any of its affiliates in connection with the sale of the Sublicensed Products in the form in which they are sold or used, whether or not assembled (and without excluding therefrom any components or subassemblies thereof, whatever their origin; provided, however, (1) that the separate sale of
                                --------  -------
any components or subassemblies which are not themselves Sublicensed Product, and to the extent said components or subassemblies do not contribute to the infringement of the Sublicensed Patents, shall not constitute "Net Sales;" and
(2) the sale of Sublicensed Product that include separate product components with independent value that are not dependent on the Sublicensed Product and are separately patentable or protectible as trade secrets ("Combination Products") shall be subject to Sublicensee's payment of a reduced royalty payment as set forth in Sections 5.4(a) and 5.4(b) hereof), less the following items, but only insofar as such items actually pertain to the disposition of such Sublicensed Product by Sublicensee and are included in such gross income and (except Item
(d) below,) are separately billed:
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               (a)  import, export, excise, value-added and sales taxes,
discounts, commissions and custom duties;

               (b) costs of insurance, packing, and transportation from the place of manufacture to the customer's premises or point of installation;

               (c)  costs of installation at the place of use; and

               (d)  credit for returns,  allowances, or trades.

               Sublicensed Product shall be considered sold when shipped.

          2.4  "Sublicensed Field of Use" means Sublicensed Products in which
                ------------------------
or fewer coplanar capillaries are illuminated using a side-entry illumination geometry in which light passes through a transparent portion of each of the capillaries in a sequential manner with such light in the capillary plane and normal to the direction of sample migration, substantially as depicted in Figures 1 and 2 of U.S. Patent Nos. 5,741,411 and 5,582,705.

          2.5  "Sublicensed Territory" means worldwide, except to the extent
                ---------------------
that manufacture outside the United States is restricted by law.

          2.6  "Exclusive" means the Company shall not, during the term of this
                ---------
Agreement, grant further sublicenses in the Sublicensed Patents in the Sublicensed Field of Use in the Sublicensed Territory and shall not itself make, use, offer to sell, sell or import Sublicensed Product in the Sublicensed Field of Use in the Sublicensed Territory, it being understood that the Company may itself otherwise use and exploit the Sublicensed Patents and make, use, offer to sell, sell, or import the Sublicensed Products outside the Sublicensed Field of Use.

          3.   Grant.
               -----

          3.1  Sublicense.  The Company hereby grants and Sublicensee hereby
               ----------
accepts, subject to the terms and conditions hereof, an Exclusive sublicense to use and exploit the Sublicensed Patents, and to make, have made, use, sell, offer to sell and import Sublicensed Product, in the Sublicensed Territory for use in the Sublicensed Field of Use. This Agreement does not grant Sublicensee any rights in or interests to any patents owned or licensed by the Company other than the Sublicensed Patents.

          To the best of the Company's knowledge, there are no issued patents, pending applications or invention disclosures in its current portfolio, which dominate the Sublicensed Patents. If an issued patent currently in the Company's portfolio, a patent issuing from an application currently pending in the Company's portfolio or a patent issuing based on an invention disclosure currently in the Company's portfolio is later determined to dominate any Sublicensed Patent, Sublicensee shall have the first option to license such dominant patent in the Sublicensed Territory for use in the Sublicensed Field of Use for additional consideration. Sublicensee's option shall commence on the date the Company notifies Sublicensee of such dominant issued patent and shall expire six (6) months thereafter. At any time during the option period, Sublicensee may notify the Company in writing of its intent to negotiate a license for such dominant patent, and both parties shall enter into good faith negotiations within ninety (90) days to license such dominant patent in accordance with the terms of this Agreement.

          3.2  Term; Exclusivity.  The sublicense granted by the Company to
               -----------------
Sublicensee shall be Exclusive for a term commencing as of the Effective Date and ending upon expiration of the last to expire of Sublicensed Patents.

          3.3  No Security Interests.  Sublicensee shall not grant to a third
               ---------------------
party any security interest in the Sublicensed Patents.

          3.4  Right of First Refusal.  In the event that the Company receives
               ----------------------
from a third party (an "Offeror") a bona fide offer (a "Transaction Offer") upon specific terms and conditions for the exclusive sublicense to use and exploit the Sublicensed Patents, and to make, use, sell, offer to sell and import Sublicensed Product in which more than thirty (30) coplanar capillaries are illuminated using a side-entry illumination geometry in which light passes through a transparent portion of each of the capillaries in a sequential manner with such light in the capillary plane and normal to the direction of sample migration, substantially as depicted in Figures 1 and 2 of U.S. Patent Nos. 5,741,411 and 5,582,705, the Company may so sublicense the Sublicensed Patents only pursuant to and in accordance with this Section 3.4.

               (a) The Company shall cause the terms and conditions of the Transaction Offer to be reduced to a writing. The Company shall notify Sublicensee in writing (along with a copy of the written Transaction Offer) of its wish to effect the Transaction Offer (such notice, the "First Refusal Notice").

               (b) Sublicensee shall have the right, exercisable upon written notice to the Company within twenty (20) days after delivery to it of the First Refusal Notice, to enter into a sublicense in accordance with the terms and conditions set forth in the First Refusal Notice. In the event Sublicensee so elects, Sublicensee and the Company shall enter into such sublicense no later than sixty (60) days of the date of delivery of the First Refusal Notice.

               (c) In the event Sublicensee does not so elect, the Company may enter into a sublicense agreement with the Offeror on the terms and conditions set forth in the First Refusal Notice within sixty (60) days after the date of delivery of such notice.

               (d) In the event the transaction contemplated in subsections (b) or (c), as the case may be, are not consummated within the periods set forth therein, the Transaction Offer shall be deemed to have lapsed and any sublicense pursuant to such Transaction Offer shall be in violation of this Agreement unless the provisions of this Section have been complied with.

          3.5  Option to Company.  The Company shall have the option exercisable
               -----------------
by written notice to Sublicensee at any time during the term hereof to enter into a license or sublicense agreement, as the case may be, with Sublicensee and/or its affiliates with respect to any technology which Sublicensee and/or its affiliates license or sublicense to third parties as part of an established licensing or sublicensing program on terms and conditions no less favorable to the Company than to such third parties. Such programs currently include programs relating to Sublicensee's and/or its affiliates PCR technology, DNA synthesis technology and DNA sequencing technology. Sublicensee shall use good faith efforts to cause such license or sublicense agreement to be entered into as promptly as commercially practicable after delivery of such exercise notice by the Company.

          3.6  Customer Access to Sublicensee Technology.  Users of Company's
               -----------------------------------------
instrumentation will be permitted to purchase without restriction from Sublicensee and its affiliates any kits, reagents and chemistries which they make commercially available; provided, however, that use (but not the sale by Sublicensee and its affiliates) of such kits, reagents and chemistries shall be subject to any legal, contractual and licensing restrictions associated with such products.

          3.7  License.  This Agreement is subject and subordinate to the terms
               -------
and conditions of the License Agreement dated as of June 24, 1997 between Iowa State University Research Foundation, Inc. ("ISURF") and the Company (the "Original License"). Sublicensee shall have no right to sublicense any rights under this Agreement except that Sublicensee shall have the right to sublicense to its end-user purchasers the right to use the Sublicensed Products. The provisions of Sections 7, 8 and 9 of this Agreement shall also inure to the benefit of ISURF. In the event of the termination of the Original License, the benefit of all obligations of Sublicensee hereunder, including the payment of royalties, shall be transferred to ISURF or its designee.

          4.   Government Rights.  This Agreement is subject to all of the terms
               -----------------
and conditions of Public Law 96-517 as amended, and Sublicensee agrees to take all action necessary on its part as Sublicensee to enable the Company to satisfy its obligations thereunder relating to Sublicensed Patents. The Company represents that it has complied with all provisions of the Bayh-Dole Act, to the extent that such Act applies to the Company.

          5.   Consideration.
               -------------

          5.1  Sublicense Issuance Fee.  Sublicensee agrees to pay to the
               -----------------------
Company a nonrefundable sublicense issue fee of One Million Dollars ($1,000,000), payable in full in cash on the Effective Date. Such sublicense issue fee is fully creditable against earned royalties paid under Section 5.3 to the extent provided in Section 5.4 hereof.

          5.2  Minimum Royalties.  Commencing with the year beginning August 1,
               -----------------
2000, Sublicensee shall pay to the Company minimum royalties of ******** per year, payable quarterly in arrears on each October 31, January 31, April 30 and July 31. The minimum royalties payable hereunder are nonrefundable, but shall be credited against earned royalties to the extent provided in Section 5.4 hereof.

          5.3  Earned Royalties.  Sublicensee shall pay the Company an earned
               ----------------
royalty on Net Sales of all Sublicensed Product used or sold by and/or for Sublicensee according to the royalty rate set forth immediately below; provided,
                                                                       --------
however, that the royalty rate set forth below shall be reduced to a royalty
-------
equal to the Company Portion (as defined below) multiplied by the applicable royalty rate in the case of sales of Combination Products.

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               Net Sales                          Royalty Rate
               ---------                          ------------
               Up to *******                           **%
               *******-*******                         **%
               In excess of *******                    **%

          The "Company Portion" means the value of a component of a Combination Product that is itself a Sublicensed Product, divided by the total value of the Combination Product.

          5.4  Offset to Royalties. Payment by Sublicensee of the sublicense is
               -------------------
sue fee payable pursuant to Section 5.1 and the minimum royalties payable pursuant to Section 5.2 of this Agreement shall be an offset to Sublicensee against one hundred percent (100%) of each earned royalty payment which Sublicensee would be required to pay pursuant to Section 5.3 only for the twelve
(12) month period that immediately follows the payment of such sublicense issue fee or minimum royalties.

          5.5  Duration of Payments.  If this Agreement is not terminated in
               --------------------
accordance with any other provision hereof, Sublicensee's obligation to pay royalties hereunder shall continue for so long as Sublicensee, by its activities would, but for the sublicense granted herein, infringe a valid claim of an unexpired Sublicensed Patents covering said activity.

          5.6  Currency Rates.  The royalty on sales in currencies other than
               --------------
U.S. Dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted by the Wall Street Journal on the close of business on the last banking day of each calendar quarter. Royalty and payments to the Company shall be in U.S. Dollars and shall be net of all non-U.S. taxes.

          5.7  Patent Prosecution Expenses.  Within thirty (30) days after
               ---------------------------
receipt of a statement from the Company, Sublicensee shall reimburse the Company for one half (1/2) of all patent prosecution and maintenance costs of the Sublicensed Patents, up to a maximum of ***** per annum, plus a five percent (5%) administration fee not to exceed ***** per annum, per patent (where each patent includes all corresponding domestic and foreign patents) whether such fees and costs were incurred before or after the date of this Agreement; provided, however, in the event that the Company grants additional sublicenses under the Sublicensed Patents, then the portion of patent prosecution and maintenance costs paid by Sublicensee will be no more than (1/N+1) of the total patent prosecution and maintenance costs of the Sublicensed Patents, where N is the total number of sublicensees, including Sublicensee. The Company shall cooperate with Sublicensee in prosecuting any patent applications and in the maintenance of patents as reasonably requested by Sublicensee, shall permit Sublicensee to review and comment on all prosecution activities, and shall promptly provide Sublicensee, upon request, written status reports concerning all patents and patent applications. Amounts will be payable thirty (30) days from date of the Company's invoice. In country(ies) where Sublicensee elects not to reimburse the Company for such fees and costs, Sublicensee shall have no residual license or patent rights in said country(ies) .

          6.   Representations of The Company and Sublicensee.
               ----------------------------------------------

          The Company hereby represents and warrants to Sublicensee that:

               (a) The Company has not granted commercialization rights or licenses or security interest under the Sublicensed Patents in the Sublicensed Field of Use to any third party;

               (b) The Company has not received any notice of a claim of infringement, misappropriation or invalidity of any alleged rights asserted by any third party in relation to the Sublicensed Patents; and

               (c) The Company has a valid license to all Sublicensed Patents under a license agreement between the Company and Iowa State University Research Foundation, Inc., a body having corporate powers under the laws of the State of Iowa. Such license agreement is valid and enforceable and the Company will not take any steps to jeopardize the validity and enforceability of such license agreement.

          7.   Reports, Payments. and Accounting.
               ---------------------------------

          7.1  Quarterly Earned Royalty Payment and Report.  Sublicensee shall
               -------------------------------------------
submit a written report and make an earned royalty payment to the Company within forty-five (45) days after the end of each calendar quarter. Such reports shall state, for such completed calendar quarter, (1) the number, description, and aggregate Net Sales of Sublicensed Product, (2) a calculation of earned royalties based on such Net Sales pursuant to Section 5.3, (3) a calculation of any royalty adjustments due to Sublicensed Product sold in the form of Combination Products pursuant to Section 5.3, (4) a calculation of any royalty offset due to (A) the sublicense issue fee pursuant to Section 5.1 and (B) payment of minimum royalties pursuant to Section 5.2, and (5) an accounting of any reduction in Net Sales as a result of returns, allowances or trades pursuant to Section 2.3(d). Concurrently with the making of each such report, Sublicensee shall include payment due the Company of earned royalties for the calendar quarter covered by such report.

          7.2  Accounting.  Sublicensee agrees to keep records for a period of
               ----------
five (5) years showing the manufacturing, sales, use, and other disposition of products sold or otherwise disposed of under the sublicense herein granted in sufficient detail to enable the royalties payable hereunder by Sublicensee to be determined, and further agrees to permit its books and records to be examined by the Company from time to time during regular business hours to the extent reasonably necessary to verify reports provided for in Section 7.1, but not more frequently than two (2) times in any twelve (12) month period. Such examination is to be made by the Company, at the expense of the Company, except in the event that the results of the audit reveal an underpayment by Sublicensee of five percent (5%) or more, the reasonable audit fees shall be paid by Sublicensee.

          8.   Negation of Warranties and Disclaimer.
               -------------------------------------

          8.1  Limitation on Warranties.  Nothing in this Agreement is or shall
               ------------------------
be construed as:

               (a) a warranty or representation by the Company as to the validity or scope of any Sublicensed Patents;

               (b) a warranty or representation that anything made, used, sold, or otherwise disposed of under any sublicense granted in this Agreement is or will be free from infringement of patents, copyrights and other rights of third parties;

               (c) an obligation to bring or prosecute actions or suits against third parties for infringement; or

               (d) granting by implication, estoppel or otherwise any licenses or sublicenses under patents of the Company or other persons other than the Sublicensed Patents, regardless of whether such patents are dominant or subordinate to any Sublicensed Patents.

          8.2  No Other Warranties.  Except as expressly set forth in this
               -------------------
Agreement, THE COMPANY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE SUBLICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS.

          9.   Indemnity.
               ---------

          9.1  Indemnity.  Sublicensee agrees to indemnify, hold harmless, and
               ---------
defend the Company and its officers, directors, employees, and agents against any and all claims for infringement of third party patent rights, death, illness, personal injury, property damage and improper business practices arising out of the manufacture, use, sale. or other disposition of the Sublicensed Patents or Sublicensed Product by Sublicensee or its customers.

          9.2  Insurance.  In addition to the foregoing, Sublicensee shall
               ---------
maintain, during the term of this Agreement, Comprehensive General Liability Insurance, including Products Liability Insurance to cover the activities of Sublicensee contemplated by this Agreement. Such insurance shall provide minimum limits of liability consistent with industrial practice, and shall include the Company, its directors, officers, employees, and agents as additional insured parties. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. At the Company's request, Sublicensee shall furnish a Certificate of Insurance evidencing primary coverage of One Million Dollars ($1,000,000) combined single limit and requiring at least thirty (30) days prior written notice of cancellation or material change to the Company. At the Company's request, Sublicensee shall advise the Company, in writing, that it maintains excess liability coverage over primary insurance for at least the minimum limits set forth above. All such insurance of Sublicensee shall be primary coverage; insurance of the Company shall be excess and noncontributory.

          9.3  Workers' Compensation Insurance.  Sublicensee shall at all times
               -------------------------------
comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement.

          10.   Marking.  Sublicensee agrees to mark Sublicensed Product (or
                -------
their containers or labels) made, sold, or otherwise disposed of by it under the sublicense granted in this Agreement with the numbers of the Sublicensed Patents.

          11.   Promotional Advertising.  Sublicensee agrees not to identify the
                -----------------------
Company in any promotional advertising or other promotional materials to be disseminated to the public or any portion thereof or to use the name of any officer, director, employee or agent of the Company or any trademark, service mark, trade name, or symbol of the Company without the Company's prior written consent.

          12.   Infringement by Others;  Protection of Patents.  Sublicensee
                ----------------------------------------------
shall promptly inform the Company of any suspected infringement of any Sublicensed Patents by a third party. Outside the Sublicensed Field of Use, the Company shall have the sole right to institute an action for infringement of the Sublicensed Patents. Inside the Sublicensed Field of Use, each party shall have the right but not the obligation to bring, at its own expense, an infringement action against any third party and to use the other party's name in connection therewith. The party conducting such action will have full control over its conduct, including settlement thereof provided such settlement will not be made without the prior written consent of the other party if such settlement would adversely affect the rights of the other party, such consent not to be unreasonably withheld or delayed. In any event, the parties will assist each another and cooperate in any such litigation at the other's reasonable request without expense to the requesting party, and, if a party is necessary in order to institute and maintain an infringement suit by the other party as defined by law, that party will agree to be joined in such suit. Each party shall have the right to recover its respective actual out-of-pocket expenses, or proportionate share thereof, in connection with any litigation or settlement thereof from any recovery received by any party. Any excess amount will be shared between the parties in an amount proportional to their respective out-of-pocket expenses. The parties will keep each another reasonably informed of the status of their respective activities regarding any such litigation or settlement thereof.

          13.   Termination.
                -----------

          13.1  Termination by the Company.  The Company may terminate this
                --------------------------
Agreement if Sublicensee:

                (a) is in default in payment of royalty or providing of reports; or

                (b)  is in breach of a material provision hereof; or

                (c)  provides any materially false report;

and Sublicensee fails to remedy any such default, breach, or false report within thirty (30) days after written notice by the Company.

          13.2  Survival of Obligations.  The following provisions shall survive
                -----------------------
any termination of this Agreement:

                (a) Sublicensee's obligation to pay royalties accrued or accruable;

                (b) Any cause of action or claim of Sublicensee or the Company, accrued or to accrue, because of any breach or default by the other party; and

                (c)  The provisions of Sections 7, 8, 9, 13.2, 15, 16, 17, 18,
19, 20, 21 and 22.

          13.3  Termination by Sublicensee.  Sublicensee may terminate this
                --------------------------
Agreement at any time upon ninety (90) days' prior written notice to the Company.

          14.   Assignment.  This Agreement may not be assigned by either party
                ----------
without the prior written consent of the other party, except that a party may assign and transfer this Agreement and its rights and obligations hereunder to any third party who succeeds to all or substantially all of its business, stock or assets to which this Agreement pertains.

          15.   Notices.  All notices under this Agreement shall be deemed to
                -------
have been fully given when done in writing and deposited in the United States mail, registered or certified, and addressed as follows:

          To the Company:    SpectruMedix Corporation
                             2124 Old Gatesburg Road
                             State College, Pennsylvania  16803
                             Attention:  Dr. Joseph K. Adlerstein

          Copy to:           McDermott, Will & Emery
                             50 Rockefeller Plaza
                             New York, New York  10020
                             Attention:  Stephen B. Selbst

          To Sublicensee:    PE Biosystems
                             Legal Department
                             4000 East 3rd Avenue, Second Floor
                             Foster City, California  94404
                             Attention:  Vice President of Intellectual Property

          Either party may change its address upon written notice to the other party. In the event that Sublicensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, or receives notice of a third party's intention to file an involuntary petition in bankruptcy, Sublicensee shall immediately notify the Company in writing.

          16.   Waiver.  None of the terms, covenants, and conditions of this
                ------
Agreement can be waived except by the written consent of the party waiving compliance.

          17.   Applicable Law.  This Agreement shall be construed, interpreted,
                --------------
and applied in accordance with the laws of the State of New York.

          18.  Independent Contractors. The relationship of the Company and
               -----------------------
Sublicensee established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other, or
(ii) to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

          19.  Severability.  If any provision of this Agreement is held to be
               ------------
invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The parties further agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the parties' intent and to be bound by such mutually agreed substitute provision.

          20.  Force Majeure.  Neither party shall be held liable for failure to
               -------------
fulfill its obligations hereunder if such failure is due to a natural calamity, act of government, or similar cause beyond the control of such party.

          21.  Publicity.  Neither party nor any of its affiliates will
               ---------
originate any publicity, news release, or other public announcement, written or oral, relating to this Agreement without the prior written approval of the other party, except as otherwise required by law.

          22.  Entire Agreement.  This Agreement constitutes the entire, final,
               ----------------
complete and exclusive agreement between the parties and supersede all previous agreements or representations, oral or written, relating to this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. Both parties acknowledge having read the terms and conditions set forth in this Agreement, understand all terms and conditions, and agree to be bound thereby. Confidentiality agreements made prior to the date hereof between the parties and/or their affiliates shall remain in full force and effect in accordance with their terms.

          IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement in duplicate originals by their duly authorized officers or representatives.

                        SPECTRUMEDIX CORPORATION

                        By:     /s/ Joseph K. Adlerstein
                                ------------------------------------------

                        Title:  Chairman and Chief Executive Officer

                        Date:   July 30, 1999
                                -----------------------------------------

                        THE PERKIN-ELMER CORPORATION

                        By:     /s/ Michael C. Hunkapiller
                                -------------------------------------------

                        Title:  Senior Vice President
                                ----------------------------------------

                        Date:   July 30, 1999
                                -----------------------------------------